Exhibit 3

Accounts’ holder:	Accounts’ number:
Blenheim Holdings Ltd.	[***]

PLEDGE AGREEMENT

constitution of pledge over cash or financial instruments
governed by the provisions of Articles 2 al. 13 and 59 to 61-1 of the Commercial Code

BETWEEN

BLENHEIM HOLDINGS LTD., an exempted company incorporated under the laws of Bermuda , with registration number 45429 issued by the Registrar of Companies of Bermuda, having its registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda

Hereafter referred to as the “Pledgor”

AND

CITIBANK N.A., London branch, having its registered office at Citigroup Centre, 33 Canada Square, Canary Wharf, London E14 5LB, United Kingdom

Hereafter referred to as the “Beneficiary”

AND

CMB MONACO, a société anonyme incorporated under Monegasque law, whose registered office is at 23 avenue de la Costa, 98000 Monaco, registered with the Monaco Trade and Industry Register (« Répertoire du Commerce et de l’Industrie »), under number 76S01557

Hereafter referred to as the “Third Party Custodian”

Hereafter together referred to as the “Parties “

WHEREAS:

Pursuant to a facility agreement dated October 31st, 2017, entered into between Blenheim Holdings Ltd. as borrower (the “Borrower”) and Citibank, N.A., London branch, as lender (the “Lender”), the Lender agreed to make available to the Borrower a revolving credit facility in the aggregate amount of USD 150,000,000, as amended and restated by a first supplemental agreement to be entered into between the Borrower and the Lender (the “Facility Agreement”).

In order to satisfy certain conditions precedent pursuant to the Facility Agreement and in order to provide security for the Lender, the Pledgor wishes to grant a pledge over the Pledged Assets (as defined below) in favour of Lender under this pledge agreement.

The Third Party Custodian and the Pledgor are engaged in a banking custodian relationship, recording the Parties’ respective undertakings and the assets deposited by the Pledgor with the Third Party Custodian. The operation of this account is furthermore governed by the Third Party Custodian’s General Terms and Conditions (as this term is defined in the General Terms and Conditions of operation of the accounts number [***]), as supplemented, where applicable, by the provisions of this pledge agreement, which the Pledgor expressly declares having read and approved. In the event of a contradiction between the provisions of the General Terms and Conditions and the provisions of this pledge agreement, the latter will prevail.

AS A CONSEQUENCE, THE PARTIES HAVE AGREED AS FOLLOWS:

ARTICLE 1 - PURPOSE

The Pledgor hereby represents that it exclusively pledges in favour of the Beneficiary, which so accepts, the accounts number [***] credited with cash and financial instruments (the “Pledged Account”) notably credited with 1,000,000 shares of GasLog Ltd, ISIN n° [***], and all related rights (all moneys payable and any and all other accessory or other rights, benefits and proceeds in respect of, or derived from, the shares, whether present or future and whether by way of capital reduction, redemption, substitution, exchange, bonus or preference, conversion or otherwise, including subscription rights, dividends, option rights, liquidation proceeds and voting rights) which are or will be deposited with the Third Party Custodian on the Pledged Account (the “Pledged Assets”).

This pledge is governed by the provisions of Articles 2 paragraph 13 and 59 to 61-1 of the Commercial Code of Monaco, enacted by Law n° 1.224 of 28 December 1999, as well as by Sovereign Ordinance n° 14.309 of 28 December 1999, as amended.

The Pledgor represents that there exists no prior lien or security or similar rights of the Third Party Custodian or any other person over the Pledged Assets or the Pledged Account, and he undertakes that it will be the same for the duration of the pledge.

The Third Party Custodian and the Beneficiary are hereby authorised, at all times, to communicate among themselves and to the Pledgor any information relating to the Pledged Assets, Pledged Account and the secured claims, and the Pledgor expressly waives any rights to bank secrecy and data protection in so far as they would be applicable.

The pledge is effective on the date of the signature of this pledge, and the Third Party Custodian confirms that the 1,000,000 shares of GasLog Ltd, ISIN n° [***] are credited to the aforementioned Pledged Account and these assets are not pledged in favour of CMB Monaco at the date of signature of this agreement.

ARTICLE 2 - CAPACITY

The Pledgor represents that it is not subject to any decisions or proceedings whatsoever that may adversely affect its legal capacity and that the Pledged Account and Pledged Assets are not currently subject to any other pledge agreement, rights of set-off or other third party rights of any nature, or court order or other interim measure, or any pending instructions from the Pledgor to the Third Party Custodian, and that the Pledgor is the owner thereof.

The Pledgor represents that its obligations under this pledge are in accordance with its corporate objects and corporate interests.

In case of omission or misrepresentation in connection with the representations in this Article 2, the Beneficiary is ipso jure authorised to require, immediate repayment and/or acceleration by reason of default of all of the Secured Obligations defined under Article 3.

The Third Party Custodian remains foreign to the event of default and its occurrence that only concern the Pledgor and the Beneficiary, that they recognize by the signature of the pledge.

ARTICLE 3 – SECURED OBLIGATIONS

The Parties agree that this pledge is to secure the payment and discharge of any and all present or future, conditional or unconditional claims and obligations which the Beneficiary as Lender may have against the Pledgor as Borrower under the Facility Agreement or any other Finance Document (as defined in the Facility Agreement), all of them as amended, varied, supplemented, novated or restated from time to time, including but not limited to all interest and commissions due or to become due thereon, as well as all costs, fees and expenses, including, but not limited to, court or reasonable out-of-court costs and reasonable attorney’s expenses arising in connection therewith or with the protection, preservation, or realization of this pledge “Secured Obligations”).

Pursuant to Article 60-1 of the Commercial Code, the pledge is established when the Pledgor is divested of the Pledged Account and the Pledged Assets.

Furthermore, the Pledgor and the Third Party Custodian agree that the present pledge shall, without any further formality, cause divestment of the Pledged Account and the Pledged Assets and that the amount shall be precisely determined should the pledge be enforced.

Consequently, the Pledgor may not dispose of any of the Pledged Assets. However, exceptions to this principle may be agreed, subject to the Beneficiary’s prior express written consent.

Notwithstanding this pledge, the Pledgor may freely dispose of its dividends, or other distributions over the shares, provided that the Third Party Custodian has not been instructed in writing by the Beneficiary that the pledge is enforced in accordance with Article 5.

The additional liquidities or shares credited to the Pledged Account shall ipso jure be included in the scope of the pledge. The same shall apply in respect of any asset supplementing the Pledged Assets as a consequence of any transactions that the Pledgor is authorised to carry out. The fruits and the proceeds of the Pledged Assets shall increase the Pledged Assets falling under this pledge.

With regards to the Pledgor’s voting rights in relation with shares forming part of the Pledged Assets, the Pledgor shall be entitled to exercise its voting rights and instruct the Third Party Custodian accordingly and will be attending the general meetings of GasLog Ltd., provided that the Third Party Custodian has not been instructed in writing by the Beneficiary that the pledge is enforced in accordance with Article 5. However, the Pledgor must refrain from exercising its rights in a manner (i) liable to be contrary to the Beneficiary’s interest in its capacity as secured creditor and/or (ii) that will lead to any deterioration in the value of the Pledged Assets.

ARTICLE 4 – INFORMATION OF THE BENEFICIARY

The Third Party Custodian shall maintain the Pledged Account in accordance with the terms of this pledge and applicable regulations.

The Pledgor shall inform the Beneficiary as soon as possible in case this pledge is prejudiced or jeopardised by actions of third parties (including, but without being limited to, by attachments). Such information shall be accompanied, in case of any attachment, by a copy of the order for attachment, as well as all documents required for the filing of an objection against the attachment, and, in case of any other actions by third parties, by copies evidencing which actions have or will be taken, respectively, as well as all documents required for the filing of an objection against such actions

The Pledgor and the Third Party Custodian undertake not to close the Pledged Account without the consent of the Beneficiary.

Other than dividends or other permitted distributions, the Pledgor and the Third Party Custodian undertake not to move the Pledged Assets without the consent of the Beneficiary.

On and from the Beneficiary’s instruction to Third Party Custodian under Article 5, the Third Party Custodian undertakes to prioritise the Beneficiary’s instructions and to cancel or bypass any subsequent instructions from the Pledgor or a third party concerning transfers or similar actions. The Third Party Custodian undertakes to honour the Beneficiary’s instructions in this respect.

The Third Party Custodian waives any preferential right it may have over the Pledged Account and the Pledged Assets, including but not limited to rights of retention and set off.

The Third Party Custodian is hereby formally instructed by the Pledgor for the duration of this agreement, and is irrevocably authorized to establish contact at all times with the Beneficiary in relation to the Pledged Account and the Pledged Assets and provide any information the Beneficiary may request in relation thereto (e.g. bank statements etc …) what the Pledgor recognizes and accepts by signing this pledge releasing the Third Party Custodian from any responsibility in this regard.

ARTICLE 5 - ENFORCEMENT

In the relations between the Pledgor and the Beneficiary, failing performance and/or timely payment of any of the Secured Obligations, the Beneficiary may enforce the Pledge in accordance with the provisions of Article 61-1 of the Commercial Code, whereupon the Beneficiary will instruct the Third Party Custodian that the pledge is enforced.

In the relations between the Beneficiary and the Third Party Custodian, at the first request of the Beneficiary, the Third Party Custodian shall proceed with the enforcement of the pledge according to the modalities mentioned below.

The Beneficiary undertakes to send to the Third Party Custodian a notice of enforcement in which the Beneficiary indicates that the Pledgor is in default under the Secured Obligations and asking the Third Party Custodian to enforce the pledge. The Beneficiary undertakes to specify in this notice of default especially the quantity of the Pledged Assets targeted, the mode of enforcement of the pledge, either the sale of the Pledged Assets on the stock exchange where they are traded, or their appropriation by the Beneficiary, the account to which the Third Party Custodian will have to transfer the Pledged Assets or credit the proceeds of the sale according to the option chosen.

The Pledgor refrains from raising any dispute with the Third Party Custodian about the reasons for the enforcement of the pledge requested by the Beneficiary, the Third Party Custodian being foreign to the Facility Agreement. The Pledgor and the Beneficiary release the Third Party Custodian from all liability in this regard.

Upon the receipt of the enforcement notice from the Beneficiary, the Third Party Custodian must enforce the pledge and give instructions to execute the option chosen by the Beneficiary within two working days, except for the exceptions mentioned below.

Given the nature of the Pledged Assets, the complete execution will be carried out as soon as possible subject to intermediaries and market conditions which are outside of the will of the Third Party Custodian, the Beneficiary therefore relieves the Third Party Custodian of  responsibility as regards the time of the execution (when not depending from the Third Party Custodian) and the sale price of the Pledged Assets, in the event that this option has been chosen, the Third party Custodian will in no case be responsible for the price at which the sale of the shares will be made (given that the sale or appropriation must be made at the current listed price).

The Third Party Custodian will be unable to enforce the pledge and execute the Beneficiary’s instructions in the event of circumstances beyond its control being the “force majeure” (as defined in Monegasque legislation and case law) such as the market conditions (in case of sale option), a blocking ordered by judicial, extra-judicial or administrative authorities, what the Beneficiary acknowledges and accepts by signing this pledge releasing the Third Party Custodian from any responsibility in this regard. The Third Party Custodian will inform the Beneficiary by writing.

All costs, fees and taxes payable in connection with the enforcement of the pledge shall be borne by the Pledgor and shall be deducted from the proceeds of such enforcement.

Once the enforcement of the pledge and its execution by the Third Party Custodian is duly completed in relation to all Pledged Assets, the pledge ends automatically and immediately. No longer any obligation or liability will be maintained for the Third Party Custodian relating to the pledge, which the Beneficiary acknowledges and accepts by the signature hereof.

In case of enforcement of the pledge and in particular in the event of a choice of appropriation of GasLog Ltd shares, the Beneficiary will take care of the information of the company regarding the change of shareholders, if needed, and all the related consequences.

ARTICLE 6 – PLEDGOR COMMITMENTS

The Pledgor undertakes, at its own cost, to execute all instructions and documents and to do all things as are required or useful for the purpose of creating or perfecting or protecting the Pledged Account and Pledged Assets, created or intended to be created pursuant to this pledge, or to otherwise implement this pledge, in particular by enabling the Beneficiary to exercise its rights and remedies hereunder and by facilitating the realisation of the pledge.

ARTICLE 7 – ENTIRE AGREEMENT

This pledge, including any other documents referred to herein, constitute the entire agreement and understanding among the Parties with respect to the Pledged Assets and Pledged Account, and shall supersede all prior oral and written agreements or understandings of the Parties relating to the Pledged Assets and the Pledged Account.

Any provision or representation of this pledge which is prohibited or deemed invalid or unenforceable shall be ineffective without invalidating the remaining provisions hereof.

Any term and provision of this pledge may only be amended or modified with the written consent of the Parties and the observance of any term of this pledge may only be waived either generally or in a particular instance and either retroactively or prospectively, with the written consent of the Parties.

ARTICLE 8 – NOTICES AND CORRESPONDENCE

All notices and other correspondence to be provided to the Pledgor shall be sent to the following addresses:

c/o Ceres Monaco SAM
Gildo Pastor Centre
7 rue du Gabian
MC98000 Monaco
[***]

All notices and other correspondence to be provided to the Third Party Custodian shall be sent to the following addresses:

CMB Monaco
23 avenue de la Costa
MC 98000 Monaco
[***]

All notices and other correspondence to be provided to the Beneficiary shall be sent to the following addresses:

Citibank NA, London Branch
33, Canada square, Canary Wharf, London E14 5LB, England
[***]

with a copy to:
Citibank International Limited, Greece
8 Othonos Street,
10557, Athens, Greece
[***]

Any notification period provided for by this agreement will begin to run on the day the letter is sent.

ARTICLE 9 – APPLICABLE LAW - CHOICE OF JURISDICTION

This agreement and all consequences thereof shall be governed by the laws of Monaco. Any dispute pertaining to this pledge shall be exclusively referred to the courts of the Principality of Monaco

ARTICLE 10 – DURATION OF THE PLEDGE

In addition to the cases mentioned in article 5 hereof, given the evergreen duration, the Third Party Custodian may terminate the pledge at any time with a notice sent by registered letter with acknowledgment of receipt to the Beneficiary and the Pledgor of 60 (sixty) calendar days allowing the Pledgor and the Beneficiary to do the necessary to find another solution.

If no solution insuring maintenance of a first ranking pledge over the Pledged Assets in a manner satisfactory to the Beneficiary is found, the Beneficiary may, at its discretion, execute the pledge in accordance with article 5 of this agreement at any time as from the receipt of the aforementioned notice from the Third Party Custodian, the Pledgor is granting its express consent to it. In such a case, the Third Party Custodian shall not terminate the pledge and close the Pledged Account until the pledge is executed in accordance with article 5 of this agreement.

ARTICLE 11 – COSTS

The Pledgor shall bear the costs hereof, including in particular stamp and registration duties, as well as all costs ancillary or consequential hereto.

At the Beneficiary’s express request, the Pledgor shall ensure registration of this pledge, in accordance with the provisions of Article 60-2 of the Commercial Code of Monaco and Article 2bis of Law 580 dated July, 29th, 1953, for a fixed fee of 10€, plus 0,50€ per page of registered documents.

Full powers are given to the Beneficiary or any duly appointed agent in order to register the present pledge.

ARTICLE 12 – SIGNATURES

The Parties hereby agree to either proceed with wet signatures hereof or electronically sign this pledge in accordance with the provisions of Laws n° 1.383 dated August 2nd, 2011 and n° 1.482 dated December 17th, 2019 relating to the Digital Economy, as well as of Ordinance n° 6.525 dated August 16th, 2017, through the service provider “DocuSign France” which will ensure the security and integrity of the digital copies of this pledge in accordance with the above-mentioned laws and texts.

Each of the Parties hereby undertake to take all appropriate measures to ensure that the signature of this pledge is made by its representative duly authorized for this purpose.

For the exclusive purposes of registration formalities with the Monegasque administrations, the Parties agree to sign original paper copies of this pledge, the electronic signature being proof between the Parties.

Signed on December 31, 2020, in 4 originals (one for registration), in English and in French language.

Pledgor*
BLENHEIM HOLDINGS LTD.

/s/ Athanasios Thanopoulos

Name: Athanasios Thanopoulos
Title: Attorney In Fact

*Pledgor’s signature preceded by the handwritten mention: “Good for pledge over accounts number [***] notably credited with 1,000,000 shares in GasLog Ltd owned by Blenheim Holdings Ltd and all related rights, according to the aforementioned conditions, in guarantee of the Secured Obligations.”

Beneficiary
CITIBANK N.A., London branch

/s/ Vassilios Maroulis
Name: Vassilios Maroulis
Title: Managing Director

Third Party Custodian
CMB MONACO

/s/ Federico Limiti
Name: Federico Limiti
Title: Managing Director

/s/ Edouard Cure
Name: Edouard Cure
Title: Head of Legal Dept.